Exhibit 99.1
PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST COMPLETES $150.0 MILLION
MORTGAGE FINANCING ON HYATT REGENCY BOSTON

ANNAPOLIS, MD, June 23, 2016 - Chesapeake Lodging Trust (NYSE:CHSP) (the “Trust”) announced today that it has closed on a $150.0 million fixed-rate mortgage loan. The loan is secured by the 502-room Hyatt Regency Boston and was provided by MetLife. The 10-year loan carries a fixed interest rate of 4.25% per annum, with principal and interest payments based on a 30-year amortization. Proceeds from the loan are expected to be used to repay outstanding borrowings under the Trust’s revolving credit facility.

“We are pleased to take advantage of the historically low interest rate environment and extend the weighted-average maturity of our debt to 5.5 years,” said Douglas W. Vicari, Chesapeake Lodging Trust’s Executive Vice President and Chief Financial Officer. “The appreciation in and shareholder value created by the Hyatt Regency Boston, Chesapeake’s first acquisition and a key asset in our portfolio, allowed us to generate significantly greater proceeds than our previous $95.0 million mortgage loan, which was prepaid earlier this year.”

ABOUT CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. The Trust owns 22 hotels with an aggregate of 6,694 rooms in nine states and the District of Columbia. Additional information can be found on the Trust’s website at www.chesapeakelodgingtrust.com.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the contemplated use of proceeds from the financing described. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Chesapeake Lodging Trust's control. The Trust undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances, except as required by law.